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                                                                     Exhibit 2.4

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of August 9, 2002, is by and among iPAYMENT HOLDINGS, INC., a Tennessee corporation ("iPayment"), ODC ACQUISITION SUB, INC., a Delaware corporation ("iPayment Merger Sub"), and ONLINE DATA CORP., a Delaware corporation ("ODC").

                                    RECITALS:

      WHEREAS, iPayment Merger Sub is a wholly-owned subsidiary of iPayment;

      WHEREAS, the respective boards of directors of iPayment, iPayment Merger Sub and ODC have duly adopted resolutions approving this Agreement, in which iPayment Merger Sub will merge with and into ODC (the "Merger") and ODC shall thereby become a wholly-owned subsidiary of iPayment, subject to the terms and conditions set forth herein, and declaring its advisability;

      WHEREAS, iPayment, as the sole stockholder of iPayment Merger Sub, has approved this Agreement and the Merger with respect to iPayment Merger Sub;

      WHEREAS, the parties intend that the Merger be treated as a taxable transaction under the provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                   AGREEMENT:

                   ARTICLE I. DEFINED TERMS AND INTERPRETATION

1.1. Defined Terms. Certain terms used in this Agreement have the meanings ascribed thereto in Article X hereof. Accounting terms used in this Agreement which are not otherwise defined herein shall have the meaning assigned such terms under GAAP.

1.2.  Interpretation.

      (a) When used in this Agreement, the word "including" and words of similar import shall mean "including, without limitation," and any list of items that may follow such word shall not be deemed to represent a complete list of, or be limited to, the contents of the referent of the subject.
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      (b) Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require.

      (c) The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

      (d) In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) references to any Article or Section are to an article or a section of this Agreement, as applicable, and references to any schedule or exhibit are to a schedule or exhibit to this Agreement, as applicable.

      (e) The parties hereto have each negotiated the terms hereof, reviewed this Agreement carefully, and discussed it with their respective legal counsel. It is the intent of the parties that each word, phrase and sentence and other part hereof shall be given its plain meaning. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

      (f) References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, notated or replaced by the parties from time to time. References to any party to this Agreement shall include references to its respective successors and permitted assigns. References to law are references to that law as amended, consolidated, supplemented or replaced from time to time prior to the date hereof, and shall include references to any constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, subordinate legislation, rule of common law and of equity and judgment and shall include the requirements of any applicable stock exchange. References to a judgment shall include references to any order, injunction, decree, determination or award of any court or tribunal.

      (g) All references to "$" or "dollars" shall be to United States dollars and all references to "days" shall be to calendar days unless otherwise specified.

                             ARTICLE II. THE MERGER

2.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, iPayment Merger Sub shall merge with and into ODC. ODC shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be "Online Data Corp." Upon consummation of the Merger, the separate corporate existence of iPayment Merger Sub shall terminate.

2.2. Effective Time. The Merger shall become effective (the "Effective Time") upon filing of a certificate of merger (the "Certificate of Merger") with respect to the Merger with the Secretary of State of the State of Delaware (the "Delaware Secretary") in accordance with the DGCL, or at such later time as mutually agreed among the parties hereto and set forth in the Certificate of Merger. The parties hereto shall cause the Certificate of Merger to be filed with the Delaware


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Secretary in accordance with the DGCL simultaneously with or as soon as practicable after the Closing.

2.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

2.4. Conversion of ODC Common Stock; Merger Consideration. At the Effective Time, the shares of Class A common stock, no par value per share, of ODC and the shares of Class B common stock, par value $.01 per share, of ODC (collectively, the "ODC Common Stock"), issued and outstanding immediately prior to the Effective Time (other than ODC Dissenting Shares and other than shares of ODC Common Stock held directly or indirectly by iPayment or ODC or any of their respective Subsidiaries), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be automatically converted into 1,825,000 shares of common stock, no par value per share, of iPayment ("iPayment Common Stock"), to be allocated among the ODC Shareholders as set forth in
Section 2.4 of the ODC Disclosure Schedule. Further, the holders of ODC Common Stock are to receive cash in the aggregate amount of Two Million Dollars ($2,000,000), promissory notes (the "Notes") issued by iPayment for an aggregate face value of Five Million Dollars ($5,000,000), which shall bear interest at the rate of six percent (6%) per year, and shall mature on the fifth year (5th) year anniversary of its issuance, in form and substance as Exhibit A attached hereto, and a deferred payment of $2,098,751 in the aggregate (the "Gross-Up Amount"), to be allocated among the ODC Shareholders in such amounts as set forth opposite each ODC Shareholder's name on Section 2.4 of the ODC Disclosure Schedule), and to be paid by iPayment fifteen (15) days prior to the six (6) month anniversary of the date of this Agreement. Section 2.4 of the Disclosure Schedule shall specify the stockholders of ODC, the number of issued and outstanding shares owned and by each stockholder of ODC immediately prior to the Merger, the number of shares of iPayment Common Stock to be received upon Closing (as hereinafter defined), the amount of cash and Notes each stockholder shall receive upon Closing (as hereinafter defined) and the amount of the Gross-Up Amount that will be allocated to each ODC Shareholder. The 1,825,000 shares of iPayment Common Stock, the Two Million Dollars in cash, the Notes and the Gross-Up Amount may hereinafter be referred to in the aggregate as the "Merger Consideration."

2.5. Anti-Dilution Adjustments. If, between the date of this Agreement and the Effective Time, the shares of iPayment Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (any such event or any event with a similar effect, an "Anti-Dilution Event"), the Exchange Ratio shall be appropriately and proportionately adjusted to reflect such Anti-Dilution Event, and all references to the Exchange Ratio shall thereupon and thereafter be to the Exchange Ratio as so adjusted. There shall be no adjustment in the Exchange Ratio in the event of any change in the price of iPayment Common Stock or ODC Common Stock or any other matter, other than for Anti-Dilution Events. All shares of iPayment Common Stock that are issuable in the Merger shall be deemed for all purposes to have been issued by iPayment at the Effective Time.

2.6. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of iPayment Common Stock shall be issued in the Merger. Instead, all


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fractional shares of iPayment Common Stock that a holder of ODC Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such fractional share shall be rounded up to the nearest whole number of shares if such fractional share is .5 or greater of a share, and shall be rounded down to the nearest whole number of shares if such fractional share is less than .5 of a shares.

2.7. Cancellation of Treasury Stock. At the Effective Time, all shares of ODC Common Stock that are owned directly or indirectly by iPayment or ODC or any of their respective Subsidiaries, shall be canceled and shall cease to exist.

2.8. Stock Options. (i) At the Effective Time, each outstanding and unexercised option to purchase shares of ODC's Common Stock (each an "ODC Option") pursuant to the Online Data Corporation 2000 Incentive Stock Plan shall automatically be converted into the number of options to purchase shares of iPayment Common Stock (the "iPayment Options") set forth opposite each holder's name (each an "ODC Holder") in Section 2.8 of the ODC Disclosure Schedule. Section 2.8 of the ODC Disclosure Schedule sets forth a complete and accurate list of the ODC Option Holders and number of ODC Options held by each, the number of iPayment Options that shall be issued to each ODC Holder, the new exercise price of each iPayment Option and the vesting periods of each iPayment Option.

      (ii) At the Effective Time, the Online Data Corporation 2000 Incentive Stock Plan shall terminate and each outstanding ODC Option shall terminate.

2.9. Effect on iPayment Common Stock. Except for any shares of iPayment Common Stock owned by ODC, which shall be converted into treasury stock, the shares of iPayment Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

2.10 Conversion of Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of iPayment as the sole stockholder of iPayment Merger Sub, each issued and outstanding share of common stock, par value $.01 per share, of iPayment Merger Sub ("iPayment Merger Sub Common Stock") will convert into one share of common stock, par value $.01 per share, of the Surviving Corporation.

2.11. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety such that it shall be identical in all respects to the certificate of incorporation of iPayment Merger Sub, as in effect at the Effective Time, except that the name of the Surviving Corporation shall be as set forth in Section 2.1.

2.12. Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety such that they shall be identical in all respects to the bylaws of iPayment Merger Sub, as in effect at the Effective Time, except that the name of the Surviving Corporation shall be as set forth in Section 2.1.

2.13. Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of iPayment Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and


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bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of the Surviving Corporation shall be the individuals designated therefor by the board of directors of the Surviving Corporation in accordance with the bylaws of the Surviving Corporation. At or prior to the Closing, ODC shall deliver to iPayment written resignations of each of the directors of ODC, in form and substance satisfactory to iPayment, with such resignations to be effective as of the Effective Time.

2.14. Closing. The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee at 10:00 a.m. Nashville time on or before August 21, 2002, or at such other location, and on such other date and/or time, as the parties hereto may mutually agree (the "Closing Date"). At the Closing, subject to the satisfaction of the terms and conditions set forth herein, each of ODC, iPayment and iPayment Merger Sub will execute and deliver the instruments, certificates and other documents to be executed and delivered hereunder or as may be reasonably requested by any party to consummate the transactions contemplated hereby, all in form and substance reasonably satisfactory to the parties hereto and their respective counsel.

                      ARTICLE III. EXCHANGE OF CERTIFICATES

3.1. Exchange of Certificates. At the Closing, certificates which represent shares of stock converted from ODC Common Stock to iPayment Common Stock, or affidavits of loss or destruction in lieu thereof, may be exchanged for new certificates reflecting the conversion.

3.2. No Dividends Paid to Holders of Unsurrendered Certificates. No dividends or other distributions declared after the Effective Time with respect to iPayment Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered certificate until the holder thereof shall surrender such certificate in accordance with this Article III or provides an affidavit of loss or destruction in lieu thereof. After the surrender of a certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of iPayment Common Stock represented by such certificate.

3.3. Issuance of Certificate in Name Differing From Surrendered Certificate. If any certificate representing shares of iPayment Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to iPayment in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of iPayment Common Stock in any name other than that of the registered holder of the certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the iPayment that such tax has been paid or is not payable.

3.4. Closing of Stock Transfer Books. Upon and after the Effective Time, there shall be no transfers on the stock transfer books of ODC of the shares of ODC Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time,


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certificates representing such shares are presented for transfer to iPayment, they shall be canceled and exchanged for certificates representing shares of iPayment Common Stock as provided in this Article III.

3.5. Lost, Stolen or Destroyed Certificates. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, iPayment will issue in exchange for such lost, stolen or destroyed certificate the shares of iPayment Common Stock deliverable in respect thereof pursuant to this Agreement.

                  ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF
                                       ODC

      ODC hereby represents and warrants to iPayment and iPayment Merger Sub that, except as set forth in the disclosure schedule dated as of the date hereof, with each such exception included therein specifically identifying the relevant Section attached hereto which it specifically relates (the "ODC Disclosure Schedule"):

4.1. Corporate Organization. ODC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted. ODC is duly qualified and in good standing to transact business as a foreign corporation in each jurisdiction in which the ownership or use of its assets and properties and the conduct of its business requires such qualification, except such jurisdictions, individually or in the aggregate, in which the failure to be so qualified does not have, and would not be reasonably expected to have, an ODC Material Adverse Effect. True, accurate and complete copies of ODC's certificate of incorporation (including any certificates of designation), bylaws, corporate minute book, board committee documents or similar governing documents, and all amendments thereto, in each case as in effect on the date hereof, have heretofore been delivered or made available to iPayment.

4.2. Authorization; Binding Agreement. ODC has the corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by ODC pursuant hereto (collectively, the "ODC Documents"), and, subject to receipt of approval of this Agreement by the stockholders of ODC, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the ODC Documents, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of ODC at a meeting duly called and held and at which a quorum was present and acting throughout, by the requisite affirmative vote of the directors of ODC or by taking action by written consent in lieu of such meeting of such Board of Directors, and the Board of Directors of ODC has declared the advisability of this Agreement to the ODC stockholders, approved this Agreement and the Merger, and directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of ODC for adoption by such stockholders by taking action by written consent in lieu of a meeting of such stockholders. No other corporate proceedings on the part of ODC are necessary to authorize the execution and delivery of this Agreement or, except for the adoption of this Agreement by the requisite vote of ODC's stockholders in accordance with the DGCL and the


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certificate of incorporation and bylaws of ODC, the consummation by ODC of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ODC, and, assuming due execution and delivery by iPayment and iPayment Merger Sub, this Agreement constitutes the valid and binding agreement and obligation of ODC, enforceable against ODC in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity).

4.3. Consents and Approvals. Except for (a) the approval of this Agreement by the requisite vote of the stockholders of ODC, (b) the filing of the Certificate of Merger with the Delaware Secretary, (c) any filings required under state securities or "Blue Sky" laws, (d) any filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the transactions contemplated in this Agreement, and (e) such other authorizations, consents, approvals or filings, the failure of which to obtain or make, individually or in the aggregate, would not be expected to prevent or materially delay the consummation by ODC of the transactions contemplated hereby, no authorization, consents or approvals of or filings or registrations with any federal, state, local or foreign government, court, administrative, regulatory or other governmental agency or commission or other governmental authority or instrumentality (each a "Governmental Authority") or with any third party are necessary in connection with (i) the execution and delivery by ODC of this Agreement and the ODC Documents and (ii) the consummation by ODC of the Merger.

4.4. No Conflicts. Neither the execution or delivery by ODC of this Agreement and the other ODC Documents, nor the consummation by ODC of the transactions contemplated hereby or thereby, nor the compliance by ODC with the provisions hereof, will: (a) violate or conflict with or result in any breach of any provision of the certificate of incorporation (including any certificates of designation), bylaws, or similar governing documents of ODC; (b) materially violate or conflict with any order, injunction, decree, law, statute, rule, ordinance or regulation applicable to ODC or by which any of its respective properties or assets may be bound; or (c) result in a violation or breach of, constitute a default or give rise to any right of termination, cancellation or acceleration under, any material loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation or instrument applicable to ODC, or result in the creation of an Encumbrance upon any property or asset of ODC or by which any such properties or assets may be bound, or trigger any right of first refusal or other purchase right applicable to ODC.

4.5.  Capitalization.

      (a) The authorized capital stock of ODC consists of 1000 shares of Class A ODC Common Stock and 2,000,000 shares of Class B ODC Common Stock. As of the date hereof, (i) 1,000 shares of Class A ODC Common Stock are issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) 953,500 shares of Class B ODC Common Stock are issued and outstanding and (iii) no shares of Class A ODC Common Stock and Class B ODC Common Stock are held in the treasury of ODC.


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      (b) Except for options outstanding to purchase a total of 48,966 shares of
ODC Common Stock under the Online Data Corporation 2000 Incentive Stock Plan
(the "ODC Stock Plan"), (the options outstanding under the ODC Stock Plan are collectively referred to as the "ODC Plan Options"), ODC does not have and is not bound by any outstanding subscriptions, options, warrants, convertible securities, conversion rights, preemptive or other rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ODC Common Stock, or any other equity security or capital stock of ODC or any securities representing the right to purchase or otherwise receive any shares of ODC Common Stock or any other equity security or capital stock of ODC. ODC has no outstanding stock appreciation rights, phantom stock rights or similar rights. ODC has no outstanding obligations, contingent or otherwise, to reacquire any shares of ODC Common Stock. Set forth in Section 4.5 of the ODC Disclosure Schedule is a complete and correct list, for each of the outstanding ODC Plan Options, of the names of the optionees or holders thereof, the date of grant or issuance, the ODC Option Plan to which any such ODC Plan Option relates, the number of shares of ODC Common Stock subject to the ODC Plan
Option, and the price at which each such ODC Plan Option may be exercised.

      (c) The Committee (as defined in the ODC Stock Plan) has elected to convert the outstanding ODC Options into iPayment Options as set forth in
Section 2.8 of the ODC Disclosure Schedule. Other than the holders of ODC Common Stock, no person has any right to the merger consideration set forth in Section
2.4 or any other consideration issuable in respect of their ODC Common Stock or in the Merger pursuant to the DGCL or the ODC Certificate of Incorporation.

      (d) The holders of bonds, debentures, notes or other indebtedness of ODC do not have the right, as such, to vote on this Agreement and the transactions contemplated herein or other matters with respect to which stockholders of ODC may vote. There are no voting trusts, proxies or other agreements or understandings (collectively, "Voting Arrangements") to which ODC or any of its directors or executive officers is a party or is bound with respect to the voting of any shares of capital stock of ODC.

4.6.  Financial Statements.

      Except as set forth in Section 4.6 of the ODC Disclosure Schedule, the financial statements for the years ended December 31, 2001, 2000 and 1999 and unaudited interim financial statements of ODC attached as Section 4.6 of the ODC Disclosure Schedule (collectively, the "ODC Financial Statements") were prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of ODC as of the dates thereof and the results of their operations and their cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments (which are not material) and to the absence of footnote disclosures normally contained in audited consolidated financial statements.

4.7. Subsidiaries. ODC has no Subsidiaries and does not control, directly or indirectly, and does not have any direct or indirect equity participation in any other Person. Further, ODC does


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not own directly or indirectly any interest or investment in any corporation, partnership, joint venture, business, trust or other entity.

4.8. Absence of Undisclosed Liabilities. Except as disclosed in Section 4.8 of the ODC Disclosure Schedule, ODC has not incurred any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that are accrued or reserved against in the ODC Financial Statements or reflected in the notes thereto, (ii) liabilities, obligations or contingencies under contacts or agreements described in Section 4.15 of the ODC Disclosure Schedule or under contracts and agreements which are not required to be disclosed thereon (but not liabilities, obligations or contingencies for breaches thereof), and (iii) liabilities, obligations or contingencies which have arisen after December 31, 2001 in the ordinary course of business consistent with past practice or otherwise in accordance with the terms and conditions of this Agreement.

4.9.  Investigations; Litigation.

      (a) To the knowledge of ODC, there is no investigation or review being undertaken or that is pending by any Governmental Authority with respect to ODC, nor has any Governmental Authority notified ODC of an intention to conduct any such investigation or review.

      (b) Except as disclosed in Section 4.9 of the ODC Disclosure Schedule, there are no claims, suits, actions, arbitration actions or other proceedings pending or, to the knowledge of ODC, threatened against, relating to or affecting ODC, or their respective directors and officers, in their capacities as such, or their respective assets, businesses or properties, which are, or would reasonably be expected to be material, either alone or in the aggregate with all such claims, actions or other proceedings. There are no decrees, injunctions, writs or orders of any court or governmental department or agency applicable to ODC, or their assets or businesses, or which prohibits or restricts the consummation of the transactions contemplated herein.

4.10. Compliance with Law. To the knowledge of ODC, ODC is in compliance, in all material respects, with all applicable statutes, regulations, judgments, injunctions, decrees, orders, ordinances and other laws (collectively, "Laws") of the United States of America and any applicable foreign jurisdictions, all state and local governments and other Governmental Authorities, and agencies and courts of any of the foregoing, to which ODC is subject, and if it is decided that ODC is not in compliance in a non-material respect with such Laws, such non-compliance will not have a ODC Material Adverse Effect, and to its knowledge, ODC has not received any notice to the effect that, or otherwise been advised by counsel that ODC has materially violated or is not in compliance in all material respects with any of such Laws, and, to the knowledge of ODC, there are no investigations with respect thereto, nor past or current business conduct or practices of ODC similar to the conduct or practices of other businesses that to the knowledge of ODC have been the subject of investigations, proceedings, claims, actions, suits, demands or notices with respect thereto or have resulted in any liability arising out of or related to such conduct or practices.

4.11. Absence of Certain Changes or Events. Except as set forth in Section 4.11 of the ODC Disclosure Schedule, since December 31, 2001, ODC (other than actions taken in connection


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with the transactions contemplated by this Agreement or at the request of
iPayment or its Subsidiaries): has not (a) operated other than in the ordinary course of business consistent in all material respects with past practice; (b) incurred, experienced or suffered any ODC Material Adverse Effect; (c) acquired or agreed to acquire any material assets, or entered into any ODC Merchant Related Agreements, other than Merchant Agreements, or acquisition agreements (or similar agreements), either directly or indirectly, by purchase, merger, stock purchase or otherwise; (d) transferred, leased, licensed, sold, mortgaged, pledged, disposed of or encumbered any material assets; (e) adopted any new, or amended or otherwise increased, or accelerated the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement, entered into any employment, consulting, change in control, severance or similar agreement with or, except in accordance with the existing written agreements, granted any severance, change in control or termination pay to any officer, director, key employee, consultant, agent or group of employees, or increased the compensation or benefits of any officer, director, key employee, consultant, agent or group of employees (other than periodic increases in compensation to employees in the ordinary course of business and consistent with past practice); (f) modified, amended, canceled or terminated, or suffered or received notice of the termination or cancellation of, any ODC Merchant Related Agreements or Merchant Agreements, or any material leases, contracts or receivables, or waived, released or assigned any material rights or claims with respect thereto, except in the ordinary course of business and consistent with past practice; (g) incurred or modified any material indebtedness or other material liability, except in the ordinary course of business and consistent with past practice; (h) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for material obligations of any other person, except in the ordinary course of business and consistent with past practice; (i) made any material loans, advances or capital contributions to, or investments in, any other person (other than in the ordinary course of business consistent with past practice);
(j) instituted, settled or agreed to settle, any material litigation, action or proceeding before any court, arbitrator or governmental body; (k) made any tax election or settled or compromised any tax liability, or made any change in any method of accounting for taxes or accounting policy with respect to taxes; (l) changed in any material respect any of the accounting methods or policies used by it; (m) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or material claims, liabilities or obligations reflected or reserved against in, or contemplated by, the ODC Financial Statements; (n) entered into any material transaction, contract, agreement or commitment, other than this Agreement, or other than in the ordinary course of business and consistent with past practice; (o) delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business; or (p) agreed, whether in writing or otherwise, to take any action described in this Section 4.11.

4.12. Title to Assets. ODC has good and marketable title to all of its respective assets, free and clear of all Encumbrances, other than Permitted Liens, and no financing statement covering all or any portion of ODC 's assets and naming ODC or a Subsidiary thereof as debtor has been filed in any public office, and neither ODC nor any Subsidiary thereof has signed any financing statement or security agreement as debtor or borrower which financing statement or security agreement covers all or any portion of the assets of ODC.

4.13. Assets. ODC 's equipment, furniture, computers and other tangible personal property are in good operating condition in all material respects (ordinary wear and tear excepted), free of any material defects and suitable in all material respects for the operations of ODC's business, as currently conducted, are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Set forth in Section 4.13 of the ODC Disclosure Schedule is a complete and accurate description of the accounts receivable, notes receivable, evidences of indebtedness and other rights to receive payment and other amounts payable to ODC ("Receivables") as of December 31, 2001. Such Receivables are valid and enforceable claims and obligations, have arisen only from bona fide transactions in the ordinary course of business, and ODC have, to their knowledge, the full legal right to collect such Receivables in the aggregate amount thereof (except for such Receivables that have been collected by ODC since December 31, 2001), less any applicable reserves recorded on ODC 's balance sheet as of December 31, 2001 (and less any additional reserves established since such date consistent with past practice), which reserves are adequate and calculated consistent with past practice. Except as set forth in Section 4.13 of the ODC Disclosure Schedule, to the knowledge of ODC, there are no asserted contests, refusals to pay or rights of set-off with respect to any of such Receivables.

4.14. Intellectual Property Rights. Schedule 4.14(a) contains a complete and accurate list and description of all registered or material unregistered copyrights, patents, registered or material unregistered trademarks and service marks, and pending applications for any of the foregoing, other than "shrink-wrap" or "off-the-shelf" licenses and other similar licenses associated with software that is commercially available on the mass market (collectively, the "Intellectual Property"), owned by or licensed to ODC. Except as set forth in Schedule 4.14(b), ODC, has all right, title and interest in, or a valid and binding license to use, all such Intellectual Property. Neither ODC nor any Subsidiary thereof is in default (or with the giving of notice or lapse of time, or both, would be in default) under any license to use such Intellectual Property. No opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any pending Intellectual Property application. There are no outstanding and, to the knowledge of ODC, no threatened disputes or disagreements with respect to any of the Intellectual Property. No order, holding, decision or judgment has been rendered by any governmental authority, and no agreement, consent or stipulation exists, which would limit the right of ODC to use any of the Intellectual Property. To the knowledge of ODC: (i) none of the Intellectual Property is being infringed by any third party; and (ii) neither ODC nor any Subsidiary thereof is infringing any intellectual property of any third party.

4.15. Contracts.

      (a) ODC has heretofore delivered to iPayment or its counsel, in the form of a CD ROM, a list, including parties and dates, of each of the ODC Merchant Related Agreements. Each of the ODC Merchant Related Agreements is a valid and binding obligation of ODC, are unmodified, to the knowledge of ODC are in full force and effect, and to the knowledge of ODC are enforceable against each of the parties thereto in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity). To the knowledge of ODC, except as disclosed in Section 4.15(a) of the ODC

Disclosure Schedule, (i) no event has occurred which, after notice or the passage of time or both, would constitute a default or breach by any party to any of the ODC Merchant Related Agreements, (ii) no party to any of the ODC Merchant Related Agreements has or, to the knowledge of ODC, intends, to terminate or adversely modify its agreement(s) or obligations with respect thereto, or cease performing thereunder, and (iii) there are no outstanding material disputes under any of the ODC Merchant Related Agreements, and there is no pending or, to the knowledge of ODC, threatened, litigation or other legal proceeding with respect to any of the ODC Merchant Related Agreements. To the knowledge of ODC, the ODC Merchant Related Agreements constitute all of the contracts, agreements and understandings applicable to the provision of credit card services or equipment leasing and sales by ODC.

      (b) Set forth in Section 4.15(b) of the ODC Disclosure Schedule is a list, including parties and dates, of any contract or agreement (whether written or oral), other than the ODC Merchant Related Agreements, to which ODC is a party or is bound (i) with respect to the employment of any employees, independent contractors, officers, directors or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from iPayment, ODC, the Surviving Corporation or any of their respective Subsidiaries to any employee, independent contractor, officer, director or consultant thereof, (iii) which is a material contract to be performed after the date of this Agreement ("ODC Material Contracts"), (iv) which is not terminable on 90 days or less notice involving the payment of more than $50,000 per annum, or (v) which restricts in any material respect the conduct of any line of business by ODC. Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(b) is referred to herein as an "ODC Contract." ODC has heretofore provided to iPayment or its counsel true, correct and complete copies of each ODC Contract. Each ODC Material Contract is valid and binding and in full force and effect with respect to the obligations of ODC and, to the knowledge of ODC, is valid and binding, enforceable and in full force and effect with respect to the obligations of the counterparties thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity), and ODC has performed in all material respects all obligations required to be performed by it to date under each such ODC Material Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of ODC under any ODC Material Contract, or to the knowledge of ODC, any other party thereto.

4.16. Leases. ODC has heretofore delivered to iPayment true, correct and complete copies of each of the lease agreements, and all amendments and supplements related thereto, under which ODC leases or subleases real or personal property (collectively, the "Leases"). Set forth in Section 4.16 of the ODC Disclosure Schedule is a list, including parties and dates, of any Leases. To the knowledge of ODC, each Lease is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity). ODC is not in breach or default under any Lease and no event has occurred which, with notice or lapse of time, would constitute a breach or default of such Lease by ODC or permit termination, modification or acceleration thereof by the respective lessor, and no party to any such Lease has repudiated any provision thereof. There are no disputes, oral agreements or forbearance programs in effect as to any Lease. All facilities leased under the Leases are connected to utilities and other services necessary for the current operation of said facilities.

4.17. Tax Matters.

      (a) All Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by or with respect to ODC, or any predecessor of ODC, either separately or as a member of an affiliated group of corporations, have been filed on a timely basis and in accordance with applicable laws, regulations and administrative requirements. All such Tax Returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete in all material respects.

      (b) ODC has provided or made available to iPayment all reports of and communications for all open years from IRS agents and the corresponding agents of other state, local and foreign Governmental Authorities who have examined the respective books and records applicable to ODC. Section 4.17(b) of the ODC Disclosure Schedule describes all adjustments in respect of ODC to Tax Returns filed by, or on behalf of, ODC, or any affiliated group of corporations of which ODC thereof is or was a member, for all open taxable years, that have been proposed by any representative of any Governmental Authority, and Section 4.17(b) of the ODC Disclosure Schedule describes the resulting Taxes, if any, proposed to be assessed. All deficiencies proposed (plus interest, penalties and additions to tax that were or are proposed to be assessed thereon, if any) as a result of such examinations have been paid, reserved against or settled or, as described in Section 4.17(b) of the ODC Disclosure Schedule, are being contested in good faith by appropriate proceedings. ODC has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes for which ODC may be liable.

      (c) ODC has paid, or made provision for the payment of, all Taxes that have or, to the knowledge of ODC, may become due for all periods ending on or before the Closing Date, including, without limitation, all Taxes reflected on the Tax Returns referred to in this Section 4.17, or in any assessment, proposed assessment or notice, received by ODC, except such Taxes, if any, as are set forth in Section 4.17(c) of the ODC Disclosure Schedule that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP consistently applied) have been provided. The charges, accruals and reserves with respect to Taxes reflected in the ODC Financial Statements were determined in accordance with GAAP consistently applied. In all material respects and to the Knowledge of ODC, all Taxes that ODC is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of ODC (except for Taxes not yet due).

      (d) There are no closing agreements, requests for rulings or requests for technical advice, in respect of any Taxes, pending between ODC and any Governmental Authority.

      (e) No consent to the application of Section 341(f)(2) of the Code has ever been filed with respect to any property or assets held or acquired or to be acquired by ODC.

      (f) There is no existing tax allocation or sharing agreement that may or will require that any payment be made by or to ODC on or after the Closing Date.

      (g) No property or asset owned by ODC is property that iPayment is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code.

      (h) ODC has not agreed to, or is not required to make, any adjustment pursuant to Section 481(a) of the Code, nor has the IRS proposed any such adjustment or change in accounting method with respect to ODC. ODC does not have any application pending with any Governmental Authority requesting permission for any change in accounting method.

      (i) Except as disclosed in Section 4.17(i) of the ODC Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by iPayment, the Surviving Corporation, or ODC by reason of Section 280G of the Code.

      (j) ODC does not own an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

      (k) ODC is not a party to any deferred intercompany transaction that will be restored (pursuant to the Treasury Regulations under Section 1502 of the Code) and will result in income or loss to ODC due to this Agreement and the transactions contemplated hereby.

      (l) ODC is not, nor has ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (m) None of the assets of ODC directly or indirectly secure any debt the interest on which is tax-exempt under Section 103(a) of the Code.

      (n) ODC (and any predecessor of ODC) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence and ODC will be an S corporation up to and including the day before the Closing Date.

4.18. Employee Benefit Matters.

      (a) Set forth in Section 4.18 of the ODC Disclosure Schedule is a complete and accurate list of each employee benefit plan including, but not limited to, pension, profit sharing, 401(k), severance, welfare, disability and deferred compensation, and all other material employee benefit plans, agreements, programs, policies or arrangements including, but not limited to, stock purchase, stock option, employment, change-in-control, fringe benefit, bonus and incentive, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether formal or informal, oral or written, under which any employee, former employee, director, consultant or independent contractor of ODC or any ERISA Affiliate thereof has any present or future right to benefits or under which ODC or any ERISA Affiliate thereof has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "ODC Benefit Plans" but shall be separately identified in such Section 4.18 of the ODC Disclosure Schedule.

      (b) With respect to each ODC Benefit Plan, ODC has delivered or made available to iPayment (i) current, accurate and complete copies of such ODC Benefit Plan, including all trust agreements, each summary plan description or other description, insurance or annuity contracts, agreements, participant records and any other material documents or instruments relating thereto; (ii) copies of the three most recent Form 5500 Annual Reports and accompanying schedules; (iii) the three most recent actuarial reports (to the extent applicable) and; (iv) with respect to each such ODC Benefit Plan which is an employee pension benefit plan (as such term is defined in section 3(2) of ERISA), intended to qualify under section 401(a) of the Code, a copy of the most recent IRS determination letter or opinion letter (including copies of any outstanding request for determination letters).

      (c) Each ODC Benefit Plan has been established and administered in accordance with its terms, and each such ODC Benefit Plan and ODC are in material compliance with the applicable provisions of ERISA, the Code and other federal and state applicable laws, rules and regulations with respect thereto.

      (d) Each ODC Benefit Plan that is an "employee pension benefit plan" (within the meaning of section 3(2) of ERISA) is qualified under section 401(a) of the Code and its related trust is exempt from federal income tax under section 501(a) of the Code. To ODC's knowledge, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such ODC Benefit Plan or trust.

      (e) To the knowledge of ODC, no event has occurred and no condition exists that would subject ODC or any ERISA Affiliate thereof to any tax, fine, lien, penalty or other liability imposed by ERISA (including any breach of fiduciary responsibility by any director, officer or employee), the Code or other applicable laws, rules and regulations.

      (f) Neither ODC nor any ERISA Affiliate thereof sponsors or maintains, or has ever sponsored or maintained, or has any actual or contingent liability under or relating to, any plan that is or was a defined benefit plan, as defined in section 3(35) of ERISA, or that is a Multiemployer Plan within the meaning of section 4001(a)(3) of ERISA, or that is otherwise subject to title IV of ERISA, or is subject to the minimum funding requirements of Section 412 of the Code.

      (g) No ODC Benefit Plan is a "multiple employer welfare arrangement" within the meaning of section 3(40) of ERISA, except for ODC Benefit Plans that are fully insured and with respect to which each Form M-1 has been timely filed.

      (h) All material reports, returns, notices and similar documents pertaining to each ODC Benefit Plan that are required to be filed with any Governmental Authority or distributed to any ODC Benefit Plan participant have been duly and timely filed or distributed.

      (i) To ODC's knowledge, for each ODC Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

      (j) No "prohibited transaction" (as such term is defined in section 406 of ERISA and section 4975 of the Code) or "accumulated funding deficiency" (as such term is defined in section 302 of ERISA and section 412 of the Code (whether or not waived)) has occurred with respect to any ODC Benefit Plan.

      (k) To ODC's knowledge, no ODC Benefit Plan or any related trust or fiduciary thereof is the direct or indirect subject of a material audit, investigation or examination by any Governmental Authority or quasi-governmental authority.

      (l) The execution of this Agreement and the performance of the transactions contemplated hereby will not constitute an event under any ODC Benefit Plan that may reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee or director of ODC or any Subsidiary thereof.

      (m) All contributions and payments made or accrued with respect to all ODC Benefit Plans and other benefit obligations are deductible under section 162 of the Code or section 404 of the Code. No amount or any asset of any ODC Benefit Plan is subject to tax as unrelated business taxable income.

      (n) Except to the extent required under section 601 et seq. of ERISA and section 4980B of the Code, ODC and its ERISA Affiliates do not provide health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

      (o) ODC and its ERISA Affiliates have the right to modify and terminate each ODC Benefit Plan with respect to both retired and active employees.

      (p) ODC and its ERISA Affiliates have complied in all material respects with the provisions of section 601 et seq. of ERISA and section 4980B of the Code.

      (q) With respect to any ODC Benefit Plan, (i) no actions, suits or claims (other than claims for benefits made in the ordinary course of the ODC Benefit Plan's operation) are pending or, to the knowledge of ODC, threatened; and (ii) no facts or circumstances exist that reasonably could give rise to any such actions, suits or claims.

      (r) Full payment has been made of all amounts which are due to any of the ODC Benefit Plans. Furthermore, ODC has made adequate provision for reserves in accordance with GAAP to meet contributions that have not been made because they are not yet due under the terms of each of the ODC Benefit Plans.

4.19. Environmental Matters.

      (a) Except for noncompliance which, individually or in the aggregate, does not, and would not reasonably be expected to have an ODC Material Adverse Effect, ODC is in compliance with all applicable international, federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by ODC of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

      (b) ODC has not received written notice of, or, to the knowledge of ODC, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation to conduct investigations or cleanup activities under Environmental Law or alleging liability under or noncompliance with any Environmental Law (collectively, "Environmental Claims").

      (c) To the knowledge of ODC, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any material common law or statutory liability or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, or any pollutant, contaminant, or hazardous or toxic material or waste (including biohazardous and medical waste) with respect to or affecting ODC.

4.20. Labor Controversies. There are no disputes pending or, to the knowledge of ODC, threatened between ODC and any representatives of any of its employees and, to the knowledge of ODC, there are no organizational efforts being made involving any unorganized employees of ODC.

4.21. Insurance. ODC maintains insurance coverage reasonably adequate for their assets and the operation of their businesses based on the past experience of ODC. ODC is not in default with respect to any policies or binders of indemnity, liability, directors' and officers', worker's compensation, health and other forms of insurance policies or binders in force as of the date hereof and insuring against risks of any of ODC. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by ODC.

4.22. Required Stockholder Vote. The affirmative vote of a majority of the outstanding shares of ODC Common Stock, voting together as a single class, are the only votes of the holders of any shares of capital stock of ODC necessary under ODC 's certificate of incorporation, bylaws and other governing documents and applicable law to approve and adopt this Agreement and the transactions contemplated hereby.

4.23. Brokers and Finders. ODC has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of ODC to pay any finder's fees, brokerage fees, agent commissions or similar fees, commissions or payments in connection with the transactions contemplated hereby, and there is no claim for payment of any such fees, commissions or payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

4.24. Equipment Leases and Inventory. Except as set forth in Section 4.16 of the ODC Disclosure Schedule, ODC has no lease agreements for equipment or inventory in connection with its business and has otherwise ceased conducting any leasing operations in connection with its business.

4.25. Cash Flow of Merchant Accounts and Compliance with VISA/MasterCard Rules. ODC has heretofore delivered to iPayment or its counsel, in the form of a CD ROM its settlement reports for each of the three (3) full months preceding Closing setting forth each Merchant's name and address and its current year-to-date sales (the "Settlement Reports"). These Settlement Reports represent months during which ODC conducted their respective business in the ordinary course and consistent with past practices, and are true, accurate and complete as of the dates set forth thereon. Since the date of the Settlement Report, there has not been a material change in the aggregate cash flow generated by the Merchant Accounts. ODC has operated and conducted their business, in all material respects, in accordance with any and all applicable VISA/MasterCard rules and regulations. The Settlement Reports list, as of the date of the Settlement Reports, the Merchant reserve accounts maintained by each Merchant at the applicable Member Bank and, to ODC 's knowledge, such amounts are in compliance with the requirements of such Member Banks. Section 4.25 of the ODC Disclosure Schedule reflects all fines that have been assessed and/or paid, directly or indirectly through the assessment and/or payment of such fine through a Member Bank or other party, within the last 12 months. Except as set forth in Section
4.25 of the ODC Disclosure Schedule, ODC has no reasonable basis to believe that the past operation or conduct of its business will result in such fines after the Closing.

4.26. Ownership and Portability of Merchant Accounts. Except as disclosed on
Section 4.26 hereto, with respect to all of the Merchant Accounts, (a) ODC is party to the contracts establishing such Merchant Accounts, (b) to ODC 's knowledge, such Merchant Accounts are processed under unique BINs and ICAs, and
(c) ODC has the right at any time and from time to time to direct the applicable Member Bank and third-party processors to, and such banks and third-party processors are obligated to, (i) assign the Merchant Agreements relating to the Merchants so identified, including all Merchant files and records (paper and fiche), related merchant reserve and hold accounts, BINs, ICAs and databases relating thereto, to one or more other Member Banks and/or third-party processors designated by ODC and (ii) effect the deconversion of such Merchant Accounts. The Member Banks and third-party processors are obligated to transfer the merchant files, merchant agreements, related documents and other items described herein after receipt of ODC 's request for such assignment and deconversion and such assignment and deconversion of the Merchant Accounts shall be at no cost or expense to ODC other than the cost of copying, shipping, supplies and any related association fees.

4.27. Conduct of Business. In operating its business, ODC has not (i) withheld an increased discount rate for electronic transactions without prior notification, (ii) charged an increased rate for manual or voice authorizations without prior notification, (iii) applied new charges to bill statements without prior notification, (iv) charged rates for services in excess of rates stated in the Merchant Agreement without prior notification, (v) unilaterally modified Merchant Agreements, (vi) debited Merchant Accounts without authorization, (vii) failed to disclose the origin and existence of certain fees, or (vii) made misrepresentations to Merchants about services offered by ODC.

4.28. Prior Sales of Securities. All offers and sales of ODC Common Stock prior to the date hereof were exempt from the registration requirements of the Securities Act of 1933, as amended, and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws, or the relevant statues of limitations have expired, or civil liability thereafter has been eliminated by an offer to rescind.

4.29. Employees and Independent Contractors.

      (a) Set forth on Section 4.29 of the ODC Disclosure Schedule is a true, complete and correct list setting forth as of the date set forth thereon (i) the names, location of services and current compensation of all individuals currently employed by ODC on a salaried or hourly basis, and (ii) the names and total annual compensation for all independent contractors (other than vendors and similar professionals) who render services on a regular basis to ODC for whom ODC prepared an IRS Form 1099 for fiscal year 2001 and whose total annual compensation was in excess of $20,000.

      (b) To ODC's knowledge, all non-employee/independent Persons that solicit Merchants for or on behalf of ODC have, at all times during their relationship with ODC, been properly classified as independent contractors and not employees of ODC for purposes of all applicable law, including, without limitation, for federal, state and local employment tax purposes.

      (c) Set forth in Section 4.29 of the ODC Disclosure Schedule is a true, complete and correct list setting forth as of the date set forth thereon the amount of all retention payments, severance payments, change in control payments or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement and the names of all such employees, agents and independent contractors of ODC entitled to receive such payments or benefits. To the knowledge of ODC, ODC has not incurred liability relating to, or promised or agreed (whether orally or in writing) to pay retention payments, severance payments, change in control payments or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement. ODC has taken no actions prior to the Closing related to the foregoing that will subject it or iPayment or any of its Subsidiaries to liability after the Closing other than payment of the foregoing by ODC.

4.30. Dissenters' Rights. ODC has received no notice from a stockholder that such stockholder will seek to exercise his or her statutory appraisal rights under the DGCL.

4.31 Disclosure. No representations or warranties by ODC in this Agreement contain or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary to make the statements herein not misleading. ODC knows of no fact or development which materially adversely affects, or which would be reasonably likely to result in an ODC Material Adverse Effect or an iPayment Material Adverse Effect, which has not been set forth in this Agreement, the Exhibits or the Schedules attached hereto.

            ARTICLE V. REPRESENTATIONS AND WARRANTIES OF IPAYMENT AND
                               IPAYMENT MERGER SUB

      iPayment and iPayment Merger Sub jointly and severally hereby represent and warrant to ODC that, except as set forth in the disclosure schedule dated as of the date hereof, with each such exception included therein specifically identifying the relevant Section to which it specifically relates (the "iPayment Disclosure Schedule"):

5.1.  Corporate Organization.

      (a) iPayment is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted. iPayment is duly qualified and in good standing to transact business as a foreign corporation in each jurisdiction in which the ownership or use of its assets and properties and the conduct of its business requires such qualification, except such jurisdictions, individually or in the aggregate, in which the failure to be so qualified does not have, and would not be reasonably expected to have, an iPayment Material Adverse Effect. True, accurate and complete copies of iPayment's charter, bylaws or other governing documents, and all amendments thereto, in each case as in effect on the date hereof, have heretofore been delivered or made available to ODC.

      (b) iPayment Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted. iPayment Merger Sub was formed solely for the purpose of engaging in the transactions contemplated in this Agreement and has not engaged in any activities other than in connection with those transactions. iPayment Merger Sub has not incurred any material obligations or liabilities or entered into any material agreements or arrangements with any Person except for this Agreement and as contemplated hereby. True, accurate and complete copies of iPayment Merger Sub's certificate of incorporation, bylaws or other governing documents, and all amendments thereto, in each case as in effect on the date hereof, have heretofore been delivered or made available to ODC.

5.2. Authorization; Binding Agreement. Each of iPayment and iPayment Merger Sub has the corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by iPayment and iPayment Merger Sub pursuant hereto (collectively, the "iPayment Documents"), and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the iPayment Documents, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of iPayment at a meeting duly called and held and at which a quorum was present and acting throughout, by the requisite affirmative vote of the directors of iPayment, and the Board of Directors of iPayment has determined that the Merger is in the best interests of iPayment and its stockholders and approved this Agreement and the Merger. The execution and delivery of this Agreement and the iPayment Documents, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of iPayment Merger Sub, and by iPayment as the sole stockholder of iPayment Merger Sub, and the Board of Directors of iPayment Merger Sub has determined that the Merger is in the best interests of iPayment Merger Sub and its stockholders and approved this Agreement and the Merger. No other corporate proceedings on the part of iPayment or iPayment Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by iPayment and iPayment Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by iPayment and iPayment Merger Sub, and, assuming due execution and delivery by ODC, this Agreement constitutes the valid and binding agreement and obligation of iPayment and iPayment Merger Sub, enforceable against iPayment and iPayment Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity).

5.3. Consents and Approvals. Except for (a) the filing of the Certificate of Merger with the Delaware Secretary, (b) any filings required under state securities or "Blue Sky" laws, (c) any filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the transactions contemplated in this Agreement, (d) those consents set forth in Section 5.3 of the iPayment Disclosure Schedule which are required to consummate the Merger, and (e) such other authorizations, consents, approvals or filings, the failure of which to obtain or make, individually or in the aggregate, does not have, and would not reasonably be expected to have, an iPayment Material Adverse Effect or materially impair or delay the consummation by iPayment or iPayment Merger Sub of the transactions contemplated hereby, no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary in connection with (i) the execution and delivery by iPayment and iPayment Merger Sub of this Agreement and the iPayment Documents and (ii) the consummation by iPayment and iPayment Merger Sub of the Merger.

5.4. No Conflicts. Except as set forth in Section 5.4(c) of the iPayment Disclosure Schedule, neither the execution or delivery by iPayment and iPayment Merger Sub of this Agreement and the other iPayment Documents, nor the consummation by iPayment and iPayment Merger Sub of the transactions contemplated hereby or thereby, nor the compliance by iPayment and iPayment Merger Sub with the provisions hereof, will: (a) violate or conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other governing documents of iPayment and its Subsidiaries; (b) violate or conflict with any order, injunction, decree, law, statute, rule, ordinance or regulation applicable to iPayment or its Subsidiaries or by which any of their respective properties or assets may be bound; (c) result in a violation or breach of, constitute a default or give rise to any right of termination, cancellation or acceleration under, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation or instrument applicable to iPayment or its Subsidiaries, or result in the creation of an Encumbrance upon any property or asset of iPayment or its Subsidiaries or by which any such properties or assets may be bound, or trigger any right of first refusal or other purchase right applicable to iPayment or its Subsidiaries; or
(d) result in the loss of any license, franchise or permit applicable to iPayment or its Subsidiaries; except in each case, where such violation, conflict, breach, default, loss or other event, individually or in the aggregate, does not have, and would not reasonably be expected to have, an iPayment Material Adverse Effect.

5.5.  Capitalization.

      (a) The authorized capital stock of iPayment consists of 40,000,000 shares of iPayment Common Stock, and 10,000,000 shares of preferred stock, no par value per share ("iPayment Preferred Stock"). As of the date hereof, (i) 9,683,190 shares of iPayment Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights,
(ii) 2,577,200 shares of iPayment Preferred Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, and (iii) no shares of iPayment Common Stock and no shares of iPayment Preferred Stock were held in the treasury of iPayment or any of its Subsidiaries.

      (b) Except for options, commitments and agreements under iPayment's stock option programs and warrants to purchase a total of 4,803,850 shares of iPayment Common Stock, and except as disclosed in Section 5.5 of the iPayment Disclosure Schedule, iPayment does not have and is not bound by any outstanding subscriptions, options, warrants, convertible securities, conversion rights, preemptive or other rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of iPayment Common Stock or iPayment Preferred Stock or any other equity security or capital stock of iPayment or any securities representing the right to purchase or otherwise receive any shares of iPayment Common Stock or any other equity security or capital stock of iPayment. iPayment has no outstanding stock appreciation rights, phantom stock rights or similar rights. iPayment has no outstanding obligations, contingent or otherwise, to reacquire any shares of iPayment Common Stock. Further, neither the execution or delivery by iPayment and iPayment Merger Sub of this Agreement and the other iPayment Documents, nor the consummation by iPayment and iPayment Merger Sub of the transactions contemplated hereby or thereby, shall trigger an adjustment to the Conversion Price of the outstanding Series A Convertible Preferred Stock of iPayment.
Section 5.5 of the iPayment Disclosure Schedule shall also set forth a complete list of the holders and amount held of iPayment Common Stock, iPayment Preferred Stock, iPayment warrants and options, commitments and agreements under iPayment's stock option programs as of the date hereof.

      (c) The authorized capital stock of iPayment Merger Sub consists of 1,000 shares of iPayment Merger Sub Common Stock. iPayment owns beneficially and of record all the issued and outstanding shares of iPayment Merger Sub Common Stock.

      (d) Section 5.5 of the iPayment Disclosure Schedule sets forth all indebtedness of iPayment.

5.6.  Financial Statements.

      The audited consolidated financial statements for the years ended December 31, 2001, 2000 and 1999 and unaudited interim consolidated financial statements of iPayment for the six month period ended June 30, 2002 attached as Section 5.6 of the iPayment Disclosure Schedule (collectively, the "iPayment Financial Statements") were prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of iPayment and its Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods then ended, subject to normal year-end and audit adjustments (which are not material), any non-cash adjustments regarding amortization of goodwill related to acquisitions which shall be evident from footnotes to the financials and, in the case of the unaudited interim consolidated financial statements, to the absence of footnote disclosures normally contained in the audited consolidation financial statements. The unaudited interim consolidated financial statements of iPayment for the six month period ended June 30, 2002 may be adjusted as set forth in
Section 5.6 of the iPayment Disclosure Schedule.

5.7. Valid Issuance of Stock. The iPayment Common Stock issuable upon the effectiveness of the Merger as provided in Article II have been duly and validly reserved for issuance and, when issued upon the effectiveness of the Merger, shall be duly authorized and validly issued, fully paid and nonassessable.

5.8. Brokers and Finders. iPayment and its Subsidiaries have not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of ODC or any of its Subsidiaries to pay any finder's fees, brokerage fees, agent commissions or similar fees, commissions or payments in connection with the transactions contemplated hereby, and there is no claim for payment of any such fees, commissions or payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

5.9 Compliance with Law. To the knowledge of iPayment, iPayment and each of its Subsidiaries is in compliance, in all material respects, with all applicable statutes, regulations, judgments, injunctions, decrees, orders, ordinances and other laws (collectively, "Laws") of the United States of America and any applicable foreign jurisdictions, all state and local governments and other Governmental Authorities, and agencies and courts of any of the foregoing, to which any of iPayment or its Subsidiaries is subject, and if it is decided that iPayment or its Subsidiaries is not in compliance in a non-material respect with such Laws, such non-compliance will not have a iPayment Material Adverse Effect, and to the knowledge of iPayment, none of iPayment or its Subsidiaries has received any notice to the effect that, or otherwise been advised by counsel that, any of iPayment or its Subsidiaries has materially violated or is not in compliance in all material respects with any of such Laws, and, to the knowledge of iPayment, there are no investigations with respect thereto, nor past or current business conduct or practices of iPayment or its Subsidiaries similar to the conduct or practices of other businesses that to the knowledge of iPayment have been the subject of investigations, proceedings, claims, actions, suits, demands or notices with respect thereto or have resulted in any liability arising out of or related to such conduct or practices.

5.10 Absence of Certain Changes or Events. Except as set forth in Section 5.10 of the iPayment Disclosure Schedule, since June 30, 2002, none of iPayment or its Subsidiaries has (other than actions taken in connection with the transactions contemplated by this Agreement or at the request of ODC or its Subsidiaries): (a) operated other than in the ordinary course of business consistent in all material respects with past practice; and (b) incurred, experienced or suffered any iPayment Material Adverse Effect.

5.11 Absence of Undisclosed Liabilities. Except as disclosed in Section 5.11 of the iPayment Disclosure Schedule, none of iPayment or its Subsidiaries has incurred any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that are accrued or reserved against in the iPayment Financial Statements or reflected in the notes thereto, (ii) liabilities, obligations or contingencies under contracts or agreements entered into in the ordinary course of business (but not liabilities, obligations or contingencies for breaches thereof), and (iii) liabilities, obligations or contingencies which have arisen after June 30, 2002 in the ordinary course of business consistent with past practice or otherwise in accordance with the terms and conditions of this Agreement.

5.12  Investigations; Litigation.

      (a) To the knowledge of iPayment, there is no investigation or review being undertaken or that is pending by any Governmental Authority with respect to iPayment or any of its Subsidiaries, nor has any Governmental Authority notified iPayment or any of its Subsidiaries of an intention to conduct any such investigation or review.

      (b) Except as disclosed in Section 5.12 of the iPayment Disclosure Schedule, there are no claims, suits, actions, arbitration actions or other proceedings pending or, to the knowledge of iPayment, threatened against, relating to or affecting any of iPayment or its Subsidiaries, or their respective directors and officers, in their capacities as such, or their respective assets, businesses or properties, which are, or would reasonably be expected to be material, either alone or in the aggregate with all such claims, actions or other proceedings. There are no decrees, injunctions, writs or orders of any court or governmental department or agency applicable to any of iPayment or its Subsidiaries, or their assets or businesses, or which prohibits or restricts the consummation of the transactions contemplated herein.

5.13 Title to Assets. Except as disclosed in Section 5.13 of the iPayment Disclosure Schedule, iPayment and its Subsidiaries have good and marketable title to all of their respective assets, free and clear of all Encumbrances, other than Permitted Liens, and no financing statement covering all or any portion of iPayment 's and its Subsidiaries' assets and naming iPayment or a Subsidiary thereof as debtor has been filed in any public office, and neither iPayment nor any Subsidiary thereof has signed any financing statement or security agreement as debtor or borrower which financing statement or security agreement covers all or any portion of the assets of iPayment or its Subsidiaries.

5.14  Environmental Matters.

      (a) Except for noncompliance which, individually or in the aggregate, does not, and would not reasonably be expected to have an iPayment Material Adverse Effect, iPayment and each of its Subsidiaries are in compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by iPayment and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

      (b) Neither iPayment nor any of its Subsidiaries has received written notice of, or, to the knowledge of iPayment, is the subject of, any Environmental Claims.

      (c) To the knowledge of iPayment, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any material common law or statutory liability or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, or any pollutant, contaminant, or hazardous or toxic material or waste (including biohazardous and medical waste) with respect to or affecting iPayment or any of its Subsidiaries.

5.15 Contracts. Except as would not result in an iPayment Material Adverse Effect, all contracts to which iPayment or its Subsidiaries is a party are enforceable against each of the parties thereto in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity).

5.16 Sufficiency of Funds. As of the Closing, iPayment shall have sufficient cash or available credit facilities to pay the cash component of the Merger Consideration payable to ODC hereunder.

5.17  Tax Matters.

      (a) All Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by or with respect to iPayment and any of its Subsidiaries, or any predecessor of any of them, either separately or as a member of an affiliated group of corporations, have been filed on a timely basis and in accordance with applicable laws, regulations and administrative requirements. All such Tax Returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete in all material respects.

      (b) Neither iPayment nor any of its Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes for which iPayment or iPayment Merger Sub or any of its Subsidiaries may be liable.

      (c) iPayment and its Subsidiaries have paid, or made provision for the payment of, all Taxes that have or, to the Knowledge of iPayment and its Subsidiaries, may become due for all periods ending on or before the Closing Date, including, without limitation, all Taxes reflected on the Tax Returns referred to in this Section 5.17, or in any assessment, proposed assessment or notice, received by iPayment or any Subsidiary of iPayment, except such Taxes, if any, as are set forth in Section 5.17(c) of the iPayment Disclosure Schedule that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP consistently applied) have been provided. The charges, accruals and reserves with respect to Taxes reflected in the iPayment Financial Statements were determined in accordance with GAAP consistently applied. In all material respects and to the Knowledge of iPayment and its Subsidiaries, all Taxes that iPayment and its Subsidiaries are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of iPayment or any of its Subsidiaries (except for Taxes not yet due).

      (d) There are no closing agreements, requests for rulings or requests for technical advice, in respect of any Taxes, pending between iPayment or any of its Subsidiaries and any Governmental Authority.

      (e) There is no existing tax allocation or sharing agreement that may or will require that any payment be made by or to iPayment or any of its Subsidiaries on or after the Closing Date.

      (f) Neither iPayment nor any of its Subsidiaries has agreed to, or is required to make, any adjustment pursuant to Section 481(a) of the Code, nor has the IRS proposed any such adjustment or change in accounting method with respect to iPayment or any of its Subsidiaries. iPayment and its Subsidiaries do not have any application pending with any Governmental Authority requesting permission for any change in accounting method.

      (g) Neither iPayment nor any of its Subsidiaries owns an interest in any
(i) domestic international sales corporation, (ii) foreign sales corporation,
(iii) controlled foreign corporation, or (iv) passive foreign investment company.

      (h) Neither iPayment nor any of its Subsidiaries is a party to any deferred intercompany transaction that will be restored (pursuant to the Treasury Regulations under Section 1502 of the Code) and will result in income or loss to iPayment or any of its Subsidiaries due to this Agreement and the transactions contemplated hereby.

      (i) Neither iPayment nor any of its Subsidiaries is, nor has ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (j) No consent to the application of Section 341(f)(2) of the Code has ever been filed with respect to any property or assets held or acquired or to be acquired by iPayment or any of its Subsidiaries.

      (k) No property or asset owned by iPayment or any of its Subsidiaries is property that iPayment is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code.

      (l) None of the assets of iPayment or any of its Subsidiaries directly or indirectly secure any debt the interest on which is tax-exempt under Section 103(a) of the Code.

5.18 Disclosure. No representations or warranties by iPayment or any of its Subsidiaries in this Agreement contain or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary to make the statements herein not misleading. iPayment and its Subsidiaries know of no fact or development which materially adversely affects, or which would be reasonably likely to result in an ODC Material Adverse Effect or an iPayment Material Adverse Effect, which has not been set forth in this Agreement, the Exhibits or the Schedules attached hereto.

                  ARTICLE VI. CERTAIN COVENANTS AND AGREEMENTS

6.1.  Access to Information.

      (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of iPayment and ODC shall, and shall cause each of its respective Subsidiaries to, afford to the officers, employees, accountants, attorneys, financial advisors and other representatives (each, a "Representative") of the other party, access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request in connection herewith. The rights of iPayment and ODC hereunder shall not be exercised in such a manner as to interfere unreasonably with the conduct of the business of the other party and its Subsidiaries.

      (b) All information furnished pursuant to Section 6.1(a) shall be subject to, and the parties shall hold all such information in confidence in accordance with, the provisions of the Nondisclosure and Confidentiality Agreement, dated as of May 16, 2002 (the "Confidentiality Agreement"), between iPayment and ODC.

      (c) Notwithstanding anything in the Confidentiality Agreement or any other agreement to the contrary, no provision of the Confidentiality Agreement or investigation by either of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein and the parties shall remain responsible to the extent provided herein.

6.2.  No Solicitation.

      (a) ODC shall not, nor shall it authorize or permit any officer, director, employee, any investment banker, attorney, accountant or other advisor or representative of ODC to, directly or indirectly, solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section
6.2 shall prohibit ODC from furnishing
information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal if: (i) the Board of Directors of ODC determines in good faith that such action is reasonably likely to lead to a Superior Proposal; and (ii) prior to taking such action, ODC (x) provides reasonable notice to iPayment to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form. Notwithstanding anything in this Agreement to the contrary, ODC shall as promptly as practicable advise iPayment orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. ODC will keep iPayment fully informed of the status and details of any such Acquisition Proposal or inquiry. The term "Acquisition Proposal" as used in this Agreement means any proposal for a merger, consolidation or other business combination involving ODC, any proposal or offer to acquire in any manner a substantial equity interest in or a substantial portion of the business or assets of ODC, any proposal or offer with respect to any recapitalization or restructuring of ODC, or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to ODC, other than the Merger. Immediately after the execution and delivery of this Agreement, ODC will cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

      (b) The Board of Directors of ODC shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to IPayment, the approval or recommendation by such Board of Directors of this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, unless ODC receives an Acquisition Proposal and the Board of Directors of ODC determines in good faith that such Acquisition Proposal is a Superior Proposal (as defined below). Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 6.2 shall not constitute a breach of this Agreement by ODC. The term "Superior Proposal" as used in this Agreement means any bona fide Acquisition Proposal made by any third party that ODC's Board of Directors determines in good faith (after consultation and taking into account the advice of its financial advisor) is more favorable to ODC (including consideration of its constituencies) than the Merger and for which any necessary financing is then committed or which, in the good faith judgment of ODC's Board of Directors, is reasonably capable of being obtained by such third party.

6.3. Stockholders' Approval. ODC shall take all steps in accordance with applicable law necessary to provide for the opportunity for the adoption of this Agreement by its stockholders. ODC will, through its Board of Directors, recommend to its stockholders adoption of this Agreement and the Merger and other transactions contemplated hereby.

6.4. Press Releases. iPayment and ODC shall consult with each other and will mutually agree on any press releases pertaining to this Agreement or the transactions contemplated hereby and will not issue any such press releases prior to such consultation and agreement, except as may be required by applicable securities or other laws, in which case the party proposing to issue such press release will use its best efforts to consult in good faith with the other party before issuing any such press releases. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that iPayment may upon the advice of counsel and provisions of notice to the other parties, file a copy of this Agreement or disclose terms of this Agreement in filings with applicable Governmental Authorities if this Agreement is deemed material to iPayment.

6.5. Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal, accounting and financial advisory fees and expenses, will be paid by the party incurring such costs and expenses. No costs and expenses incurred by ODC in connection with this Agreement and the transactions contemplated thereby shall be assumed by iPayment. Such costs and expenses shall be paid by ODC immediately prior to Closing. The foregoing shall not affect the legal right, if any, that any party hereto may have to recover expenses from any other party that breaches its obligations hereunder.

6.6. Notification. Each of ODC and iPayment agree to (a) give prompt notice to the other party, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) upon such party obtaining knowledge thereof, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event whose occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (b) give prompt notice to the other party of any fact which, if known by it on the date hereof, would have been required to be set forth or disclosed by it pursuant to this Agreement.

6.7. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by iPayment.

6.8. Reasonable Best Efforts, Cooperation. Subject to the terms and conditions of this Agreement, each of iPayment and ODC agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.9 Preparation of Audit Report. ODC shall cooperate with the preparation by iPayment and its independent auditors of an audit report (the "ODC Audit") on ODC 's financial statements and records and will provide access to such information as is reasonably necessary in connection therewith. The independent auditors preparing the ODC Audit shall be of iPayment's choosing, and at its sole expense.

6.10 Issuance of Stock Options. iPayment shall reserve for future issuance under the iPayment Holdings, Inc. Stock Incentive Plan approximately 56,378 stock options, which shall have rights consistent with options granted to other iPayment employees in the past, and which may be issued upon the joint recommendation of John Rante and Greg Daily upon final approval by the iPayment Compensation Committee.

6.11  Tax Matters.

      (a) The ODC Shareholders shall prepare or cause to be prepared and file or cause to be filed the Tax Returns for ODC's S corporation short year as a result of the Merger which are filed after the Closing Date. The ODC Shareholders shall permit iPayment to review and comment on such Tax Returns described in the preceding sentence prior to filing and shall consider such revisions to such Tax Returns as are reasonably requested by iPayment.

      (b) iPayment, ODC and the ODC Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.

      (c) iPayment, ODC and the ODC Shareholders further agree, upon request, to use commercially reasonable to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

                       ARTICLE VII. CONDITIONS TO CLOSING

7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each of the parties hereto to effect the Merger shall be subject to the satisfaction, or the waiver by such party, at or prior to the Effective Time, of the following conditions:

      (a) Stockholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote of the stockholders of ODC under applicable law.

      (b) Approvals. All consents, approvals, orders or authorizations of or registrations, declarations or filings with any Governmental Authority, which the failure to obtain, make or occur has or would reasonably be expected to have the effect of making the Merger or any of the transactions contemplated hereby illegal or to have an iPayment Material Adverse Effect, as the case may be, shall have been obtained, shall have been made or shall have occurred, and shall be in full force and effect.

      (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the Merger.

7.2. Conditions to Obligations of iPayment. The obligation of iPayment to effect the Merger is also subject to the satisfaction, or waiver by iPayment, at or prior to the Effective Time, of the following conditions:

      (a) Representations and Warranties of ODC. Each of the representations and warranties of ODC contained in this Agreement (i) that are qualified by materiality, including the terms "material," "in any material respects" and "in all material respects" and "ODC Material Adverse Effect" or words of similar effect, shall be true and correct in all respects when made and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing, and (ii) that are not so qualified by materiality, shall be true and correct in all material respects when made and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing. iPayment shall have received a certificate signed on behalf of ODC by the Chief Executive Officer and the Chief Financial Officer of ODC to the foregoing effect.

      (b) Performance of Obligations of ODC. ODC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and iPayment shall have received a certificate signed on behalf of ODC by the Chief Executive Officer and the Chief Financial Officer of ODC to such effect.

      (c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any ODC Material Adverse Effect. iPayment shall have received a certificate signed on behalf of ODC by the Chief Executive Officer and the Chief Financial Officer of ODC to that effect.

      (d) Consents. Prior to Closing, ODC shall have (i) provided all requisite notices to and (ii) obtained all requisite consents, waivers and approvals from any third party in order for ODC to consummate the Merger, including, but not limited to consents provided in Section 4.3 of the ODC Disclosure Schedule, except that ODC shall not be required to obtain any consent where the failure to obtain such consent would not cause an ODC Material Adverse Effect.

      (e) Resignations. At Closing, iPayment shall have received written resignations from each of the directors and officers of ODC.

      (f) Delivery of Certificates. The holders of the ODC Common Stock shall deliver all certificates representing outstanding shares of ODC Common Stock, or an affidavit of loss or destruction in lieu thereof, other than certificates representing shares of ODC Common Stock for which their holders have exercised their appraisal rights under the DGCL.

      (g) No Dissenting Stockholders. No holders of ODC Common Stock shall have perfected their rights to dissent to the Merger.

      (h) Releases. John Rante shall execute and deliver a release, the form of which is set forth as Exhibit B to this Agreement.

7.3. Conditions to Obligations of ODC. The obligation of ODC to effect the Merger is also subject to the satisfaction, or waiver by ODC, at or prior to the Effective Time, of the following conditions:

      (a) Representations and Warranties. Each of the representations and warranties of iPayment and iPayment Merger Sub contained in this Agreement (i) that are qualified by materiality, including the terms "material," "in any material respects," "in all material respects" and "iPayment Material Adverse Effect" or words of similar effect, shall be true and correct in all respects when made and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing, and (ii) that are not so qualified by materiality, shall be true and correct in all material respects when made and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing. ODC shall have received a certificate signed on behalf of iPayment by the Chief Executive Officer and the Chief Financial Officer of iPayment to the foregoing effect.

      (b) Performance of Obligations of iPayment and iPayment Merger Sub. iPayment and iPayment Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ODC shall have received a certificate signed on behalf of iPayment by the Chief Executive Officer and the Chief Financial Officer of iPayment to such effect.

      (c) Consents. Prior to Closing, iPayment and its subsidiaries shall have
(i) provided all requisite notices to and (ii) obtained all requisite consents, waivers and approvals from any third party in order for iPayment to consummate the Merger, including, but not limited to, those consents from the parties set forth in Section 5.3 of the iPayment Disclosure Schedule, such consents having been provided to ODC prior to Closing.

      (d) Releases. The Surviving Corporation shall execute and deliver a release for the benefit of the former directors and officers of ODC, the form of which is set forth as Exhibit C to this Agreement.

      (e) Piggyback Rights Agreement and Amendment No. 2 to Co-Sale Agreement. iPayment and the ODC Shareholders shall have entered into a Piggy-Back Rights Agreement and iPayment, the ODC Shareholders and the parties to the Co-Sale and Right of First Refusal Agreement shall have entered into an amendment to that agreement.

      (f) Merger Consideration. iPayment shall pay the Merger Consideration as set forth on Section 2.4.

      (g) Employment Agreements. iPayment shall have entered into employment agreements with each of John Rante, Nicole Mondia, Allen Caviles and Kristin Graminga in the form attached hereto as Exhibit D.

                          ARTICLE VIII. INDEMNIFICATION

8.1 Indemnification by John Rante. John Rante shall indemnify, save and hold harmless iPayment (including iPayment and its Subsidiaries following the Merger) and its affiliates, successors and permitted assigns, and each officer, director, employee or agent thereof, their respective controlling persons, and their respective estates, successors, and assigns (collectively, the "iPayment Indemnified Parties" and each an "Indemnified Party"), harmless against and from any direct or actual (but not consequential, incidental or remote) liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages"), sustained or incurred by any of the iPayment Indemnified Parties after the Closing Date as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant that was to be fulfilled prior to the Closing Date, in each case on the part of ODC, whether contained in this Agreement or any Exhibit or Schedule hereto or thereto or any written statement or certificate furnished or to be furnished to iPayment pursuant hereto or in any closing document or ancillary document executed and delivered in connection with, or contemplated by, this Agreement executed and delivered by ODC to iPayment in connection herewith; provided, however, that none of the iPayment Indemnified Parties shall be entitled to recover from John Rante for any claims for indemnity or damages with respect to any inaccuracy or breach of any representations or warranties, unless and until the total of all such claims exceeds $10,000, in which case all such damages, including the initial $10,000, shall be included in the calculation of damages under, and indemnifiable pursuant to, this Section 8.01. Except as set forth in the below, in no event shall: (i) John Rante's liability under this Section 6.01 with respect to the inaccuracy or breach of representations and warranties exceed $1,000,000 in the aggregate (the "Cap"), or (ii) the iPayment Indemnified Parties, taken collectively, recover more than the aggregate Damages sustained or incurred for any inaccuracy or breach of the same or similar representations and warranties in this Agreement with regard to the same event, circumstance or occurrence. The Cap shall not apply to any liability arising out of litigation disclosed on Section 4.9 of the ODC Disclosure Schedule or any liability actually known to John Rante at the time of the Closing but not disclosed on the ODC Disclosure Schedules.

8.2. Indemnification by iPayment. iPayment shall indemnify, save and hold harmless the shareholders of ODC set forth in Section 2.4 of the ODC Disclosure Schedule and their respective estates, successors, and assigns (the "ODC Indemnified Parties"), harmless against and from any liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages"), sustained or incurred by the ODC Indemnified Parties after the Closing Date as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant that was to be fulfilled prior to the Closing Date, in each case on the part of iPayment or iPayment Merger Sub, whether contained in this Agreement or any Exhibit or Schedule hereto or thereto or any written statement or certificate furnished or to be furnished to ODC pursuant hereto or in any closing document or ancillary document executed and delivered in connection with, or contemplated by, this Agreement executed and delivered by iPayment or iPayment Merger Sub in connection herewith; provided, however, that the ODC Indemnified Parties shall not be entitled to recover from iPayment or any of its affiliates for any claims for indemnity or damages with respect to any inaccuracy or breach of any representations or warranties, unless and until the total of all such claims exceeds $10,000, in which case all such damages, including the initial $10,000, shall be included in the calculation of damages under, and indemnifiable pursuant to, this Section 8.02. In no event shall: (i) iPayment's liability under this Section 6.02 with respect to the inaccuracy or breach of representations and warranties exceed $1,000,000 in the aggregate; or (ii) the ODC Indemnified Parties, taken collectively, recover more than the aggregate Damages sustained or incurred for any inaccuracy or breach of the same or similar representation and warranties in this agreement with regard to the same event, circumstance or occurrence.

8.3 Procedure for Indemnification - Non Third Party Claims. Whenever any claim shall arise for indemnification hereunder not involving a Proceeding (as hereinafter defined), the

Indemnified Party shall notify the indemnifying party promptly after such Indemnified Party has actual knowledge of the facts constituting the basis for such claim.

8.4   Procedure for Indemnification - Third Party Claims.

      (a) Promptly following the receipt by any Indemnified Party of written notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a governmental agency (a "Third Party Claim") for which such person seeks indemnification, the Indemnified Party receiving such notice of the Third Party Claim shall promptly notify the ODC Indemnified Party or iPayment, as applicable, (the "Indemnifying Party"), of its existence, setting forth the facts and circumstances of which such Indemnified Party has received notice, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice.

      (b) The Indemnified Party shall tender the defense of a Third Party Claim to the Indemnifying Party. If the Indemnifying Party accepts responsibility for the defense of a Third Party Claim, then the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten days prior to any such settlement, it shall give written notice of its intention to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by the Indemnifying Party (but the Indemnifying Party will control the defense of the Third Party Claim (if it has elected to do so)).

      (c) If, in accordance with the foregoing provisions of this Section 8.04, an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if the Indemnifying Party shall fail to accept the defense of a Third Party Claim that has been tendered in accordance with this Section 8.04, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided at least ten days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 8.04 the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed or otherwise indemnified by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending the Third Party Claim that are incurred from time to time. No failure by the Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VIII shall relieve it of such obligations to the extent they exist.

      (d) Notwithstanding the foregoing, in connection with any settlement negotiated by the Indemnifying Party, no Indemnified Party shall be required to
(i) enter into any settlement (A) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, or (B) if the Indemnified Party shall, in writing to the Indemnifying Party within the ten day period prior to such proposed settlement, disapprove of such settlement proposal (which settlement proposal will not be unreasonably disapproved) and desire to have the Indemnifying Party tender the defense of such matter back to the Indemnified Party, or (ii) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to clause (B) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim but shall not be entitled to indemnification by the Indemnifying Party to the extent that, upon final resolution of such Third Party Claim, the Indemnifying Party's liability to the Indemnified Party but for this proviso exceeds what the Indemnifying Party's liability to the Indemnified Party would have been if the Indemnifying Party were permitted to settle such Third Party Claim in the absence of the Indemnified Party exercising its right under clause (B) above.

      (e) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle the Third Party Claim without the Indemnifying Party's consent (which may not be unreasonably withheld.) If the Indemnifying Party does not assume the defense of any claim or litigation, any Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. The Indemnifying Party will promptly reimburse the Indemnified Party in accordance with the provisions hereof.

8.5. Recoupment under Note. From and after the Closing (but subject to the provisions of this Article VIII and Section 9.9), any indemnification to which the iPayment Indemnitees are entitled under this Agreement as a result of any damages determined by a court of law upon a final entry of judgement (the "Damages") may be satisfied, at their option, by recouping all or any portion of such Damages (subject to the other provisions of this Article VIII), by iPayment notifying the holders of the Notes that it is reducing the principal amount outstanding under the Notes. Any such recoupment shall affect the timing and amounts of payments required under the Notes in the same manner as if iPayment had made a permitted prepayment (without premium or penalty) thereunder. The Notes shall bear a legend referencing iPayment's ability to recoup Damages pursuant to this Agreement.

8.6. Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants of ODC contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive Closing (even if the Indemnified Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force for a period of eighteen months following the Effective Time (subject to any applicable statutes of limitations.) No party shall be entitled to recover for any Damages pursuant to Sections 8.1 or 8.2 unless written notice of a claim thereof is delivered to the other party prior to the eighteenth month anniversary of the date hereof, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto.

8.7 Payment. Except as set forth in Section 8.5 above, all indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability. All indemnification payments under this Article VIII shall be deemed adjustments to the Merger Consideration, unless iPayment chooses to exercise its rights under
Section 8.5 above.

                               ARTICLE IX. GENERAL

9.1. Amendment. This Agreement may be amended at any time only by a written instrument signed on behalf of each of ODC and iPayment.

9.2. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (i) confirmation of receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand, or (iii) the expiration of three Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), in each case addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

      (a)     If to iPayment      iPayment Holdings, Inc.
              or iPayment         30 Burton Hills, Suite 520
              Merger Sub, to:     Nashville, Tennessee  37215
                                  Telecopy No.: (615) 665-8434
                                  Attention:  Afshin Yazdian

              With a copy         Waller Lansden Dortch & Davis, PLLC
              (which shall        511 Union Street, Suite 2100
              not constitute      Nashville, Tennessee  37219
              notice) to:         Telecopy No.: (615) 244-6804
                                  Attention:  Benjamin C. Huddleston, Esq.

      (b)     If to ODC or        Two Westbrook Corporate Center
              ODC                 Suite 200
              Indemnities, to:    Westchester, Illinois  60154
                                  Telecopy No.: (800) 787-4751
                                  Attention: Mr. John Rante

              With a copy         Lord, Bissell & Brook
              (which shall        115 South LaSalle Street
              not constitute      Chicago, Illinois  60603
              notice) to:         Telecopy No: (314) 443-0336
                                  Attention: Louis E. Rosen, Esq.

9.3. Entire Agreement. This Agreement (including the schedules and exhibits thereto, and the other documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto. No representation, promise, inducement or statement of intention has been made by ODC, iPayment or iPayment Merger Sub that is not embodied in this Agreement or the other agreements referred to herein and entered into in connection herewith, the schedules or exhibits hereto, or the written statements, certificates or other documents delivered pursuant hereto.

9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws thereof or of any other jurisdiction. If legal action is commenced to enforce this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

9.5. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

9.6. Assignment; Successors and Assigns; Parties In Interest. No party hereto shall assign this Agreement, or its right or duties hereunder, by operation of law or otherwise, without first obtaining the written consent of the other parties hereto, except that iPayment Merger Sub may assign this Agreement and its rights and obligations hereunder to another wholly-owned Subsidiary of iPayment. Subject to the foregoing provisions, all of the rights, benefits, duties, liabilities and obligations of the parties hereto shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. There are no third party beneficiaries to this Agreement, provided that the iPayment Indemnitees and the ODC Indemnitees and their heirs, executors and personal representatives shall be third party beneficiaries of the covenants of Parent set forth in Article VIII above.

9.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.8. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, without having to post bond therefor or prove actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

9.9. Exclusive Remedy. The parties hereto agree that the indemnification provisions of Article VIII shall constitute the sole and exclusive remedy for damages arising from a violation or breach of this Agreement.

9.10 Schedules. Any item disclosed in the Online Disclosure Schedule or the iPayment Disclosure Schedule shall be deemed disclosed with respect to all representations and warranties contained herein and shall not be limited to the specific section identified in the relevant schedule.

                             ARTICLE X. DEFINITIONS

      As used herein, the following terms shall have the following meanings ascribed thereto (with terms defined in the plural having comparable meaning when used in the singular, and likewise with respect to terms defined in the singular):

"Acquisition Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving ODC or any Subsidiary of ODC or any proposal, inquiry or offer to acquire in any manner, in a single transaction or a series of related transactions, all or 15% or greater equity interest in, or all or a substantial portion of the assets of, ODC or any Subsidiary of ODC, other than the transactions contemplated or permitted by this Agreement.

"Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

"Agreement" means this Agreement and Plan of Merger.

"Articles of Dissolution" means any such documents issued by a Secretary of State's office, or its equivalent, to commemorate and reflect the dissolution of a Person.

"BINs" shall mean a unique Bank Identification Number assigned by VISA and licensed to a Member Bank for its use in entering or receiving transactions into (or from) VISA's settlement authorization systems and participating in the VISA card program. An "ICA" is the corresponding number assigned by MasterCard for the same purpose.

"Blue Sky laws" means the securities laws of a particular state.

"Business Day" means a day of the year on which banks are not authorized to be closed in the City of Nashville, Tennessee or Chicago, Illinois.

"Cap" shall have the meaning set forth in Section 8.2.

"Certificate of Merger" shall have the meaning set forth in Section 2.2.

"Closing" shall have the meaning set forth in Section 2.12.

"Closing Date" shall have the meaning set forth in Section 2.12.

"Code" shall have the meaning set forth in the fourth recital to this Agreement.

"Confidentiality Agreement" shall have the meaning set forth in Section 6.1.


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
"Control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

"Conversion Price" shall have the meaning set forth in Section 5(a)(i) of iPayment's Articles of Amendment to the Charter of iPayment. As of the date hereof, the Conversion Price is $2.01.

"Damages" shall have the meaning set forth in Section 8.1.

"Delaware Secretary" shall have the meaning set forth in Section 2.2.

"DGCL" shall have the meaning set forth in Section 2.1.

"Gross-Up Amount" shall have the meaning set forth in Section 2.4.

"ODC " shall have the meaning set forth in the preamble to this Agreement.

"ODC Benefit Plans" shall have the meaning set forth in Section 4.18.

"ODC Common Stock" shall have the meaning set forth in Section 2.4.

"ODC Contracts" shall have the meaning set forth in Section 4.15.

"ODC Disclosure Schedule" shall have the meaning set forth in preamble of
Article IV.

"ODC Dissenting Shares" shall have the meaning set forth in Section 2.6.

"ODC Documents" shall have the meaning set forth in Section 4.2.

"ODC Financial Statements" shall have the meaning set forth in Section 4.6.

"ODC Holder" shall have the meaning set forth in Section 2.8.

"ODC Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations or financial condition of ODC, or a material adverse effect on the ability of ODC to consummate the Merger, other than an effect caused by or arising out of: (a) any change in any law, regulation, order, ordinance, judgment or decree of any governmental authority;
(b) any change in GAAP or any interpretations thereof that apply to ODC; (c) any condition affecting the electronic payment industry generally; or (e) the execution or public announcement of this Agreement (including, without limitation, loss of employees, suppliers or customers).

"ODC Material Contracts" shall have the meaning set forth in Section 4.15.

"ODC Merchant Related Agreements" means all material contracts and other agreements to which ODC is a party relating to the provision of credit card services or equipment leasing and sales, including, but not limited to the following agreements:

      (a) any Independent Service Organization ("ISO") Agreements and Independent Training Organization ("ITO") Agreements or any other agreements with non-employee/independent Persons that solicit Merchants for or on behalf of ODC (collectively referred to as "ISO/ITO Agreements");

      (b) any agreements with authorization network vendors and backend processors ("Vender Agreements");

      (c) all agreements with Member Banks;

      (d) any agreements that limit the right of ODC prior to the Closing Date, or iPayment or its Subsidiaries after the Closing Date, to engage in or to compete with any Person in any business, including the method by which any business may be conducted by ODC prior to the Closing Date, or by iPayment or its Subsidiaries after the Closing Date;

      (e) all equipment leasing related agreements, including factoring arrangements;

      (f) any marketing agreement not listed above; or

      (g) all Merchant Agreements.

"ODC Option" shall have the meaning set forth in Section 2.8.

"ODC Plan Options" shall have the meaning set forth in Section 4.5.

"ODC Shareholders" shall mean those Shareholders set forth on Section 2.4 of the ODC Disclosure Schedules.

"ODC Stock Plan" shall have the meaning set forth in Section 4.5.

"Effective Time" shall have the meaning set forth in Section 2.2.

"Encumbrance" shall mean any liens, claims, charges, encumbrances, mortgages, pledges, security interests and other interests.

"Environmental Claims" shall have the meaning set forth in Section 4.19.

"Environmental Laws" shall have the meaning set forth in Section 4.19.

"ERISA" has the meaning set forth in Section 4.18.

"ERISA Affiliate" means (i) any related company or trade or business that is required to be aggregated with ODC under Code Sections 414(b), (c), (m) or (o);
(ii) any other company, entity or trade or business that has adopted or has ever participated in any ODC Benefit Plan; and (iii) any predecessor or successor company or trade or business of ODC or any company or trade or business defined by (i) or (ii).

"GAAP" means generally accepted accounting principles in effect in the United States consistently applied.

"Governmental Authority" shall have the meaning set forth in Section 4.3.

"Indemnified Party" shall have the meaning set forth in Section 8.4(a).

"Indemnifying Party" shall have the meaning set forth in Section 8.4(a).

"iPayment" shall have the meaning set forth in the preamble to this Agreement.

"iPayment Common Stock" shall have the meaning set forth in Section 5.5.

"iPayment Credit Agreement" shall mean the Loan Agreement between Bank of America and iPayment.

"iPayment Disclosure Schedule" shall have the meaning set forth in preamble of
Article V.

"iPayment Documents" shall have the meaning set forth in Section 5.2.

"iPayment Financial Statements" shall have the meaning set forth in Section 5.6.

"iPayment Indemnitees" shall have the meaning set forth in Section 8.1.

"iPayment Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations or financial condition of iPayment or its Subsidiaries, or a material adverse effect on the ability of iPayment or iPayment Merger Sub to consummate the Merger, other than an effect caused by or arising out of: (a) any change in any law, regulation, order, ordinance, judgment or decree of any governmental authority; (b) any change in GAAP or any interpretations thereof that apply to iPayment; (c) any condition affecting the electronic payment industry generally; or (e) the execution or public announcement of this Agreement (including, without limitation, loss of employees, suppliers or customers).

"iPayment Merger Sub" shall have the meaning set forth in the preamble to this Agreement.

"iPayment Merger Sub Common Stock" shall have the meaning set forth in Section 2.8.

"iPayment Options" shall have the meaning set forth in Section 2.8.

"iPayment Preferred Stock" shall have the meaning set forth in Section 5.5.

"IRS" means the United States Internal Revenue Service.

"Knowledge" means with respect to an individual, except as otherwise provided, such individual is actually aware of the particular fact, matter, circumstance or other item, or a prudent individual could be expected to discover or otherwise become aware of such fact, matter, circumstance or other item in the course of performing his or her customary duties as historically performed; and, with respect to any other Person (other than an individual), any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has knowledge (as defined above) of such fact, matter, circumstance or other item.

"Laws" shall have the meaning set forth in Section 4.10.

"Leases" shall have the meaning set forth in Section 4.16.

"MasterCard" means MasterCard International, Inc.

"Member Bank" means a member of VISA and/or MasterCard which is authorized by such association(s) to enter or receive transactions into (or from) such association(s) settlement and authorization systems, and to participate in such association(s) charge card program.

"Merchant" means any customer who enters into a Merchant Agreement for the purpose of participating in the Merchant Program.

"Merchant Accounts" means the written contractual relationship between a Merchant, on the one hand, and/or a Member Bank and ODC on the other for the acquisition and processing of transactions.

"Merchant Agreements" means the written contractual agreement between a Member Bank, a Merchant and/or ODC, pursuant to which ODC provides processing services and allows the Merchant to participate in the Merchant Program.

"Merchant Program" means the package of services offered by ODC and a Member Bank to a customer which enables a Merchant to make sales to a credit card holder and which permits the Merchant to present sales records to a processor for payment and processing.

"Merger" shall have the meaning set forth in the second recital to this Agreement.

"Mezzanine Debt" shall mean the Subordinated Secured Promissory Note issued by iPayment, iPayment Technologies, Inc. and First Acquisition Company to Harbinger Mezzanine Partners, L.P. on April 12, 2001.

"Notes" shall have the meaning set forth in Section 2.4.

"Ordinary course of business" means, with respect to any particular Person: (a) an action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be specifically authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; or (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Permitted Liens" means (i) Encumbrances identified in Section 10 of the ODC Disclosure Schedule or Section 10 of the iPayment Disclosure Schedule, as applicable; (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Encumbrances arising out of operation of law with respect to a liability incurred in the ordinary course of business and consistent with past practice that is not delinquent or in default; (iii) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which

ODC or iPayment is not delinquent or in default; and (iv) Encumbrances for Taxes not yet due and payable.

"Person(s)" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

"Receivables" shall have the meaning set forth in Section 4.13.

"Representative" shall have the meaning set forth in Section 6.3.

"Settlement Report" shall have the meaning set forth in Section 4.25.

"Subsidiary" of any Person means any other Person of which such Person (either alone or through or together with any other Subsidiary): (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person, (ii) is a general partner, trustee or other entity performing similar functions or (iii) has control.

"Surviving Corporation" shall have the meaning set forth in Section 2.1.

"Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, employment, social security (or similar), unemployment, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

"Tax Returns" means any return, report, declaration, claim for refund or other document or information required to be supplied to a taxing authority in connection with the Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" shall have the meaning set forth in Section 8.3(a).

"VISA" means Visa USA, Inc.

"Voting Amendment" shall have the meaning set forth in Section 7.3(g).

"Voting Arrangements" shall have the meaning set forth in Section 4.5(g).

                        [SIGNATURE PAGE IS THE NEXT PAGE]


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
    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                       IPAYMENT HOLDINGS, INC.


                                       By:    /s/ Gregory S. Daily
                                            ----------------------------------
                                            Gregory S. Daily
                                            Chairman, Chief Executive Officer
                                            and Secretary

                                       IPAYMENT ACQUISITION SUB, INC.


                                       By:    /s/ Gregory S. Daily
                                            ----------------------------------
                                            Gregory S. Daily
                                            Chief Executive Officer and
                                            President

                                       ONLINE DATA CORP.


                                       By:    /s/ John R. Rante
                                            ----------------------------------
                                            John R. Rante
                                            President

                                       John Rante for purposes of Article VIII

                                         /s/ John Rante
                                       ---------------------------------------